EXHIBIT 99.1

For Immediate Release

Lazydays Exceeds $795 Million In Sales

January 19, 2005 – (Seffner, FL) – For calendar year 2004 and the first time in its history Lazydays RV SuperCenter (“Lazydays”), the nation’s number one single-site recreational vehicle (“RV”) dealer, exceeded $795,000,000 in sales. Unit sales including wholesale deliveries were approximately 9,110 in 2004.

“Almost $800 million dollars in annual sales revenue is a very important milestone toward the achievement of our ultimate goal of $1 billion in annual sales revenue. I am very proud of the accomplishments of our employee partners and also very grateful to our wonderful customers for helping us to achieve this record level in annual sales,” says Lazydays’ Founder and CEO, Don Wallace.

Lazydays was founded in 1976 in Tampa, Florida and relocated in May 1996 to a much larger RV destination complex in Seffner, Florida, which is just east of downtown Tampa. The dealership is located on 126 acres with an 83,000 sq. ft. main building, over 1,200 RV display sites, 273 service bays and 300 RV campsites. Lazydays’ expansive complex requires a fleet of 170 golf carts to move both customers and employees throughout the property. Additionally, the dealership serves over 300,000 meals annually to its customers, prospects and employees. To serve our customers, our site includes a nearby 40,000 sq. ft. Camping World store, a Cracker Barrel Restaurant and a Flying J RV Travel Plaza operated by our marketing partners; all the amenities needed for the world’s number one RV experience.

Our estimates for fiscal year 2004 sales and unit sales reported in this release represent preliminary estimates for our full year results and have not been audited.

Forward Looking Statements

Certain statements contained in this release are forward-looking in nature. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions (including rising fuel prices and interest rates) can reduce demand and prices for the Company’s products and services, (2) significant indebtedness that may limit our financial and operational flexibility, (3) pending or new litigation or governmental regulations, and (4) intense competition. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.

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For More Information:

Stewart Schaffer	Ken Scolaro
Chief Marketing Officer	General Sales Manager
Lazydays	Lazydays
813.246.4999 ext. 4263	813.246.4999 ext. 4238
sschaffer@lazydays.com	kscolaro@lazydays.com